As filed with the Securities and Exchange Commission on October 26, 2016
Registration No. 033-59565
Registration No. 333-158219
Registration No. 333-180604
Registration No. 333-195250
Registration No. 333-202617

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 033-59565
Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-158219
Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-180604
Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-195250
Post Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-202617

UNDER
 THE SECURITIES ACT OF 1933

CommunityOne Bancorp
(Exact name of registrant as specified in its charter)
North Carolina (State or Other Jurisdiction of Incorporation or Organization)	56-1456589 (I.R.S. Employer Identification No.)

1017 E. Morehead Street
Charlotte, North Carolina 28204
(336) 626-8300
 (Address, including Zip Code, and Telephone Number, including Area
Code, of Registrant's Principal Executive Offices)

Christopher G. Marshall
1017 E. Morehead Street Suite 200
Charlotte, North Carolina 28204
(336) 626-8300
 (Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the "Registration Statements"), filed with the Securities and Exchange Commission (the "SEC") by CommunityOne Bancorp (formerly known as "FNB United Corp." prior to July 1, 2013 and "FNB Corp." prior to April 29, 2006) (the "Registrant"):

•	Registration Statement No. 033-59565, filed with the SEC on May 24, 1995, registering 200,000 shares of the Registrant's common stock, par value $2.50.*

•
Registration Statement No. 333-158219, filed with the SEC on March 26, 2009, registering a total of 2,207,143 shares of the Registrant's common stock, par value $2.50, underlying a warrant originally issued by the Registrant to the U.S. Department of the Treasury.*

•
Registration Statement No. 333-180604, filed with the SEC on April 5, 2012, as amended on May 15, 2012, registering an indeterminate amount of the Registrant's common stock, no par value, warrants and rights, which may be issued and sold to the public at any time and from time to time in one or more public offerings, up to an aggregate amount of $60,000,000.*

•
Registration Statement No. 333-195250, filed with the SEC on April 14, 2014, registering (i) an indeterminate amount of the Registrant's common stock, no par value, up to an aggregate of $20,000,000 which may be issued and sold to the public at any time and from time to time in one or more public offerings, and (ii) up to 1,107,626 shares of the Registrant's common stock, no par value, which may be offered and sold from time to time, in one or more offerings, including 22,072 shares of the Registrant's common stock issued upon exercise of a warrant originally issued by the Registrant to the U.S. Department of the Treasury, as amended.*

•
Registration Statement No. 333-202617, filed with the SEC on March 9, 2015, as amended on March 30, 2015 and April 14, 2015, registering 12,388,411 shares of the Registrant's common stock, no par value.*

*On May 26, 1995, the Registrant effected a 3 for 2 stock split of all outstanding shares of its common stock.  On March 19, 1998, the Registrant effected a 2 for 1 stock split of all outstanding shares of its common stock.  On November 1, 2011, the Registrant effected a 1 for 100 reverse stock split of all outstanding shares of its common stock.  The share amounts listed in the first bullet above are presented on a pre-split basis and do not reflect any of these stock splits.  The share amounts listed in the second bullet above are presented on a basis reflecting the 1995 and 1998 stock splits, but not the 2011 reverse stock split.

On October 26, 2016, the Registrant merged with and into Capital Bank Financial Corp., a Delaware corporation ("Capital Bank Financial"), with Capital Bank Financial continuing as the surviving entity (the "Merger") pursuant to the terms and conditions of the Agreement and Plan of Merger, dated November 22, 2015 (the "Merger Agreement"), by and between the Registrant and Capital Bank Financial.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant's securities pursuant to the above-referenced Registration Statements.  Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all the shares of the Registrant's common stock registered under such Registration Statements that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 26, 2016.

CAPITAL BANK FINANCIAL CORP., as sucessor to CommunityOne Bancorp

By:	/s/ Christopher G. Marshall
Name: Christopher G. Marshall
Title: Chief Financial Officer

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.